Exhibit 99.1

For Immediate Release

Contact:

John M. Presley

Managing Director and CEO

804-273-1254

JPresley@1capitalbank.com

Or

William W. Ranson

Senior Vice President and CFO

804-273-1160

WRanson@1capitalbank.com

First Capital Bancorp, Inc.

Reports Continued Improvement in Core Operating Results and Capital Levels

April 27, 2011, Glen Allen, Virginia. – First Capital Bancorp, Inc. (the “Company”) (NASDAQ: FCVA) parent company to First Capital Bank (“the Bank”) reported today its financial results for the First Quarter of 2011. For the three months ended March 31, 2011, the Company had net income of $452 thousand and net income available to common shareholders of $283 thousand, or $0.10 per fully diluted share, compared to net income of $352 thousand and net income available to common shareholders of $183 thousand, or $0.06 per fully diluted share, for the same period in 2010. These results also compared favorably to the fourth quarter of 2010, which had net income of $312 thousand and net income available to common shareholders of $142 thousand.

Total assets at March 31, 2011 were $529 million, down $7 million, or 1.31% from December 31, 2010. Total loans, net of allowance, decreased $3.9 million to $382 million down 1.01% from December 31, 2010. This was the result of a focused effort by the bank to decrease its exposure to speculative real estate loans and decrease the amount of nonperforming assets, while at the same time increase our already strong capital levels. Deposits decreased $8.1 million to $419 million, down 1.90% from December 31, 2010. Our deposit strategy was focused on decreasing noncore funding sources and single service CD relationships and increasing noninterest-bearing deposits accounts which increased $1.1 million or 2.8% from December 31, 2010.

Core operating results as measured by pre-provision, pre-tax earnings continued to show significant improvement on a quarterly basis. For the three months ended March 31, 2011 pre-provision, pre-tax earnings were $1.3 million, up $373 thousand or 39%, from $957 thousand for the quarter ended March 31, 2010.

	Three Months Ended March 31,
	2011	2010

Income before tax and provision	$1,330	$957
Provision for loan losses	700	461

Income before income tax	630	496
Income tax (benefit)	178	144

Net income	$452	$352

Contributing to the improvement in pre-provision, pre-tax earnings was the improvement in net interest margin. For the quarter ended March 31, 2011, net interest margin increased 6 basis points to 3.32% from 3.26% for the fourth quarter of 2010 and increased 10 basis points from 3.22% for the first quarter of 2010. This improvement in net interest margin is attributable to decreasing cost of interest-bearing liabilities. Interest-bearing liabilities were 1.99% for the first quarter of 2011 down 49 basis points from 2.48% for the first quarter of 2010. The margin continues to improve as the net interest margin for the month of March 2011 was 3.34%.

Net interest income increased $177 thousand or 4.51% to $4.1 million for the three months ended March 31, 2011 compared to $3.9 million for the three months ended March 31, 2010. The increase in quarter over quarter net interest income was due to relatively stable loan portfolio yields and a decrease in total funding costs.

Provisions for loan losses amounted to $700 thousand for the three months ended March 31, 2011 compared to $461 thousand for the same period in 2010. For the quarter ended March 31, 2011 the company had net charge-offs of $1.2 million. The Allowance for Loan Losses ended the quarter at 2.69% of total loans compared to 1.65% at the end of the same period in 2010. We continue to focus on improving overall asset quality in these uncertain economic times while focused on reducing the level of nonperforming assets.

The following table reflects details related to asset quality and allowance for loan losses of First Capital Bank:

	Mar 31, 2011	Dec 31,	Mar 31,
		2010
	(Dollars in thousands)
Nonaccrual loans	$20,518	$22,355	$6,505
Restructured loans	303	303	3,390
Loans past due 90 days and accruing interest	41	1,556	3,336

Total nonperforming loans	20,862	24,214	13,231
Other real estate owned	2,739	2,615	3,014

Total nonperforming assets	$23,601	$26,829	$16,245

Allowance for loan losses
Beginning balance	$11,036	$11,023	$6,600
Provision for loan losses	700	1,100	461
Net charge-offs	1,166	1,087	261

Ending balance	$10,570	$11,036	$6,800

Allowance for loan losses to period end loans	2.69%	2.78%	1.65%
Nonperforming assets to total loans & OREO	5.97%	6.71%	3.90%
Nonperforming assets to total assets	4.46%	5.01%	3.03%
Allowance for loan losses to nonaccrual loans	51.51%	49.37%	104.53%

In the last 13 quarters, the company has increased its allowance for loan losses by $14.1 million while net charge-offs totaled $6.1 million over the same period.

The Company’s regulatory capital ratios continue to improve. Total Risk Based Capital improved to 14.04% up 34 basis points from December 31, 2010, 404 basis points above the regulatory minimum for well capitalized institutions. Tier One Risk capital increased 33 basis points during the quarter to 12.37%.

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of March 31, 2011
Total capital to risk weighted assets Consolidated	$55,648	14.04%	$31,701	8.00%	$39,626	10.00%
Tier 1 capital to risk weighted assets Consolidated	$49,025	12.37%	$15,850	4.00%	$23,776	6.00%
Tier 1 capital to average adjusted assets Consolidated	$49,025	9.21%	$21,303	4.00%	$26,629	5.00%

	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(dollars in thousands)
As of December 31, 2010
Total capital to risk weighted assets Consolidated	$55,422	13.70%	$32,375	8.00%	$40,469	10.00%
Tier 1 capital to risk weighted assets Consolidated	$48,693	12.04%	$16,188	4.00%	$24,282	6.00%
Tier 1 capital to average adjusted assets Consolidated	$48,693	9.04%	$21,548	4.00%	$26,935	5.00%

In a joint statement, First Capital Bancorp, Inc. Managing Director and CEO John Presley, and First Capital Bank President Bob Watts stated “We are starting to see signs of improvement in the economy and the positive effects that it is having on our customer base. While this economy has taken a heavy toll on our region and our customers, we are encouraged by the early indications of increased economic activity. We are also encouraged by the work our team has done to lessen our exposure to certain asset classes and identify issues in our portfolio. Given this work and our strong capital and reserve levels we look forward to serving our existing customers and establishing new relationships as well.”

The Company currently operates seven branches in Innsbrook, Chesterfield Towne Center, near Willow Lawn on Staples Mill Road, in Ashland, at Three Chopt and Patterson in Henrico County, at the James Center in downtown, Richmond, and our newest branch in Bon Air, Chesterfield County.

Readers are cautioned that this press release contains forward-looking statements made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current knowledge, assumptions, and analyses, which it believes are appropriate in the circumstances regarding future events, and may address issues that involve significant risks including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; significant changes in general economic, competitive, and business conditions; significant changes in or additions to laws and regulatory requirements; and significant changes in securities markets. Additionally, such aforementioned uncertainties, assumptions, and estimates, may cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements.

First Capital Bank…Where People Matter.

First Capital Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2011	2010
Selected Operating Data:

Interest income	$6,295	$6,610
Interest expense	2,183	2,675

Net interest income	4,112	3,935
Provision for loan losses	700	461
Noninterest income	221	232
Noninterest expense	3,003	3,210

Income before income tax	630	496
Income tax expense	178	144

Net (loss) income	$452	$352

Less: Preferred dividends	$169	$169

Net (loss) income available to common shareholders	$283	$183

Income per share
Basic	$0.10	$0.06

Diluted	$0.10	$0.06

	Three Months Ended March 31,
	2011	2010
Balance Sheet Data:

Total assets	$529,003	$536,655
Loans, net	382,324	406,431
Deposits	418,751	423,053
Borrowings	63,312	63,235
Stockholders’ equity	44,294	46,906
Book value per share	$11.36	$12.28
Total shares outstanding	2,971,171	2,971,171

Asset Quality Ratios:
Allowance for loan losses	10,570	6,800
Nonperforming assets	23,601	16,245
Net charge-offs	1,166	262
Allowance for loan losses to total loans	2.69%	1.65%
Nonperforming assets % of total loans & OREO	5.67%	3.90%
Net charge-off to average loans	0.30%	0.06%

Selected Performance Ratios:
Return on average assets	0.34%	0.27%
Return on average equity	4.19%	3.05%
Net interest margin	3.32%	3.22%
Equity to assets	8.37%	8.74%